INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC.
                         1597 Cole Boulevard, Suite 300B
                                Golden, CO 80401

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held November 16, 2000


TO THE SHAREHOLDERS OF INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC.:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC. will be held at 10:00 a.m. Eastern Time on the 16th day of November, 2000 at the Marriott Hotel, 6400 Ivy Lane, Greenbelt, Maryland, for the following purposes:

     1. To elect a board of six directors to serve for the ensuing year.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on October 12, 2000 are entitled to notice of and to vote at the meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     Shareholders are cordially invited to attend the meeting. Please specify your choices on the enclosed Proxy, then date, sign, and return it in the enclosed envelope. If you attend the meeting, you may revoke the Proxy and vote your shares in person.

     A copy of the 1999 Annual Report to Shareholders is enclosed.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      By: /s/ Frederick G. Beisser
                                      ---------------------------------------
                                      Frederick G. Beisser, Secretary
Dated: October 13, 2000

                 INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC.
                                 PROXY STATEMENT


                         Annual Meeting of Shareholders
                                November 16, 2000

                               GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC. (the "Company"), a Colorado corporation, by order of its Board of Directors, in connection with the solicitation of Proxies for the Annual Meeting of Shareholders of the Company. The meeting will be held at 10:00 a.m. Eastern Time on the 16th day of November 2000 at the Marriott Hotel, 6400 Ivy Lane, Greenbelt, Maryland for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

THIS SOLICITATION IS MADE BY THE BOARD OF DIRECTORS OF THE COMPANY. It is expected that this Proxy Statement and form of proxy will first be sent to shareholders on or about October 17, 2000. This Proxy Statement is being mailed in conjunction with the mailing of the Annual Report. Solicitation expenses will be paid by the Company.

Receipt, Voting and Revocation of Proxies:

All Proxies that are properly executed and received at or before the meeting will be voted at the meeting. If a shareholder specifies how the Proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specification. If no specification is made, it will be voted for the election of the six nominees for directors named. Management knows of no other matters to come before the meeting. If any other matters are properly brought before the meeting, all Proxies will be voted in accordance with the judgment of the person or persons voting them.

Any Proxy may be revoked by a shareholder by any of the following: 1) a later dated and executed Proxy properly delivered to the Secretary of the Company before the Proxy has been voted; 2) a written notice of revocation delivered to Secretary of the Company before the close of business on the day before the meeting at the Company's Administrative Offices located at 1597 Cole Boulevard, Suite 300B, Golden, CO 80401; or 3) by appearing in person at the meeting and revoking the Proxy before the Proxy has been voted.


Record Date, Shares Outstanding, Voting Rights:

Only shareholders of record at the close of business on October 12, 2000 will be entitled to vote at the meeting. As of that date there were issued and outstanding 18,633,319 shares of Common Stock, no par value. Each share is entitled to one vote on all matters submitted to the shareholders. The shareholders do not have cumulative voting rights in the election of directors.

One-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any shareholder's meeting. A simple majority vote of the shares represented at the meeting and entitled to vote is necessary to approve any such matters. Votes will be counted by the Company's transfer agent, American Securities Transfer, Inc. Abstentions and broker non-votes are included in determining the presence or absence of a quorum, but not considered votes in favor of items of business.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Percentages of shares held by officers and directors of the Company, as well as those parties owning more than five (5) percent of the Company's common stock, as of the date of this proxy statement, are as follows:

Security ownership of certain beneficial owners:

Based on a review of Rule 13d-1 filings under the Exchange Act, there presently is no party other than management owning more than five percent of the common stock of the Company.

Security ownership of management:

--------------------------------------------------------------------------------
    Title of      Name of Beneficial           Amount & Nature of       Percent
     Class        Owner(1)                    Beneficial Ownership(2)  of Class
--------------------------------------------------------------------------------

     Common       Jeanne M. Anderson                 114,000               @
                  Director                      Sole voting power

     Common       John C. Antenucci                1,701,841(4)           8.4
                  President and Director        Sole voting power

     Common       Frederick G. Beisser               235,743              1.2
                  Chief Financial Officer,      Sole Voting power
                  Secretary
                  Treasurer, and Director

     Common       Raymund E. O'Mara                  317,261              1.7
                  Director

     Common       Gary S. Murray                   1,805,250(3)           8.8
                  Chairman and Director         Sole voting power

     Common       J. Gary Reed                       305,877              1.6
                  Director

                  All Directors and Officers
                  as a group (6 persons)           4,482,471             19.4%

NOTES:    @    The number of shares constitutes less than one percent of
               outstanding shares.

          1. The address for each of the directors of the company is "In Care Of Integrated Spatial Information Solutions, Inc., 1597 Cole Boulevard, Suite 300B, Golden, CO 80401.

          2. The number of shares beneficially owned includes 1,510,992 shares that may be acquired within 60 days pursuant to warrants and stock options held by Officers and Directors of the Company. Such shares and management personnel holding them are: Mr. Antenucci, 508,966; Mr. Beisser, 187,843 shares; Mr. O'Mara, 112,500 shares;
               Mr. Murray, 396,250 and Mr. Reed, 302,934 shares.

          3. The quantity for Mr. Murray includes 530,979 shares and warrants to acquire 250,000 shares of common stock owned by Human Vision LLC. Mr. Murray is a control person in Human Vision LLC.

          4. The quantity for Mr. Antenucci includes 13,000 shares of common stock owned by his spouse for which he is deemed to be a control person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transaction. Mr. Antenucci is a minority partner in the organization that owns the facilities leased by PlanGraphics, Inc. in Frankfort, Kentucky, at an annual lease cost of approximately $327,000 per year for 20,500 square feet. The lease, which exceeds average fair market values in Frankfort, Kentucky by approximately 20 percent was originally entered into by the Company's subsidiary, PlanGraphics, Inc., in 1995 prior to its acquisition by the Company. At the time the lease was entered into the lease rate exceeded the fair market value for similar facilities in the area, but was considered to be in the best interests of PlanGraphics, Inc. by its Board of Directors.

Related party agreement. Mr. Murray is the principal owner and executive officer of HumanVision LLC, an organization that entered into a consulting agreement with the Company on July 6, 1999. The agreement ends upon the earlier of June 30, 2001; the date upon which Mr. Murray is not elected as a Director or is removed as a Director; and the date upon which he does not own more than 50% of the voting power of HumanVision. Under the agreement, HumanVision will provide certain services related to developing and implementing actions to increase shareholder value through articulation of a vision for the Company, identifying and reviewing merger and acquisition candidates, obtaining capital (debt or equity) to finance mergers and acquisitions, and recruiting and evaluating candidates for senior executive and director position. Compensation for these services consists of performance options in two quantities of 322,581 each to acquire common stock of the Company at an exercise price of $0.31 per share if the market capitalization of the Company exceeds $30 million for the first quantity and $60 million for the second quantity for 20 of 30 consecutive business days at any time prior to June 30, 2002. The Company will issue each performance option granted within 30 days of the date the respective performance goal is achieved and the option will be exercisable for a period of three years from the date of issue. The Company is obligated to register the public sale of the underlying common stock as soon as practicable after the options become exercisable. The agreement also provides for a success fee of 1.5% of the transaction value in the event the Company successfully completes a merger with or into another entity or completes any acquisition of stock or assets during the term of the agreement. The fee, which applies only to those activities outside the normal course of business and only to entities other than existing subsidiaries of the Company, is to be paid in the currency of the applicable transaction for which it is earned.


                          MATTERS FOR SHAREHOLDER VOTE

                            1. ELECTION OF DIRECTORS

The Board of Directors recommends election of the following six nominees as Directors, Jeanne M. Anderson, John C. Antenucci, Frederick G. Beisser, Raymund
E. O' Mara, Gary S. Murray and J. Gary Reed, listed below. Directors hold office until the next Annual Meeting of Shareholders (tentatively scheduled for June 1, 2001), or until their successors are elected and qualified or until their earlier death, resignation or removal. The Articles of Incorporation, as amended, provide for a Board of Directors. At present, the number of Directors of the Company has been set at seven by the Company's Board of Directors. The six members comprising the present Board of Directors have been nominated for reelection. The Board of Directors anticipates filling the vacancy for the seventh Board member during the ensuing year. The election of directors requires the affirmative vote of a majority of all shares represented at the annual meeting and entitled to vote in person or by Proxy. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.


                         Directors and Current Officers

      Name                     Age       Position
      ----                     ---       --------

      Jeanne M. Anderson        48       Director

      John C. Antenucci         54       Vice Chairman, President, Acting CEO
                                         and Director

      Frederick G. Beisser      58       Vice President - Finance and
                                         Administration, Secretary,  Treasurer
                                         and Director

      Raymund E. O'Mara         57       Director

      Gary S. Murray            48       Chairman and Director

      J. Gary Reed              51       Director and Chief Operating Officer,
                                         PlanGraphics, Inc.

The Board of Directors met 11 times during Fiscal Year 1999. Each of the Company's then incumbent Directors attended (either in person or by telephone) at least 75% of the aggregate number of meetings of the Board of Directors held during fiscal year 1999. During fiscal year 1999 the Board had two committees, audit and compensation, the present members of which are Mr. Murray and Mr. O'Mara. The compensation committee met twice during the fiscal year the members attended at least 75% of the aggregate number of meetings held during that time period by the respective Committee(s) of which such Director was a member.

Biographical Sketch of Director Nominees and Incumbent Executive Officers

Ms. Jeanne M. Anderson, retired, is a former President and CEO of the Company. She served as President and Chief Executive Officer from October 1, 1991 through December 31, 1996. She was Chairman of the Board of Directors from January 1, 1997 through October 2, 1997 and has been a Director of the Company continuously since 1987.

Mr. John C. Antenucci, President, was appointed a director on November 3, 1997. He is the founder of, and has been president and CEO of PlanGraphics, Inc. since 1979. He is a former president of AM/FM International, a professional association for utility industry users of GIS. He is also a former member of the National Academy of Sciences Advisory Committee for Mapping Sciences, an advisor to Ohio State University's Center for Mapping and editor of a leading textbook on geographic information systems. Mr. Antenucci holds an MS in Civil Engineering/Water Resources from Catholic University of America in Washington, DC and a Bachelor of Civil Engineering from the same institution.

Mr. Frederick G. Beisser, Vice President - Finance and Administration, joined the Company as Chief Financial Officer in July 1990 and was promoted to his present position on March 28, 1997. He was appointed to the Board of Directors in March 1991, at which time he became Treasurer and was appointed Secretary on October 1, 1991. Mr. Beisser is a Colorado Certified Public Accountant. Previously he held various financial management and controller positions with the United States Air Force in the United States and abroad. Retired with the rank of Major in 1989, he holds a Ph.D. from American International University in Canoga Park, California, an MBA from Golden Gate University in San Francisco and a BS in Business Administration from the University of Southern Colorado at Pueblo, Colorado. In addition he has a diploma from the Air War College. Mr. Beisser is also a member of the Board of Directors of Wastemasters, Inc. of El Reno, Oklahoma.

Mr. Raymund E. O'Mara was appointed a director on November 3, 1997. He is a principal with Booz Allen & Hamilton, consultants since 1996. Prior to joining Booz Allen & Hamilton Mr. O' Mara was vice president of Mason and Hanger Company, Lexington, Kentucky from 1994 to 1996. Mr. O'Mara retired from the United States Air Force in 1994 with the rank of major general; from 1993 until his retirement he was Director, Defense Mapping Agency, Bethesda, Maryland and prior to that was Vice Commander in Chief, Atlantic Command, Norfolk, Virginia for two years. Mr. O'Mara holds a Master of Arts from State University of New York at Plattsburgh, NY and BS in Electrical Engineering from the New Jersey Institute of Technology at Newark.

Mr. Gary S. Murray, Chairman, was appointed a director of the Company on June 26, 1998. He was appointed Chairman of the Board of Directors on July 6, 1999. Mr. Murray is the founder and president of Human Vision LLC, Greenbelt, MD an advisory and investment firm. He is also a founder and a principal of Timebridge Technologies (Lanham, MD), an e'commerce firm specializing in database and network services. Mr. Murray was founder, chairman and president of systems integrator Sylvest Management Systems (Lanham, MD) until its acquisition by Federal Data Corporation in June 1997. He holds a BBA from Howard University, Washington, DC and is a Certified Public Accountant.

Mr. J. Gary Reed, Chief Operating Officer of PlanGraphics, Inc. was appointed a director on November 3, 1997. He has been employed with PlanGraphics in several capacities since 1995. Prior to joining them he held several executive positions during a 21-year career with Geonex Corporation and was named President of the corporation in 1994. Mr. Reed holds an MBA from the Keller Graduate School of Management in Chicago and a BS in Biology from Virginia Polytechnic Institute and State University in Blacksburg, Virginia.

All directors hold office until the earlier of the next annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to its most recent fiscal year, the Company believes that all directors, officers and any beneficial owner of more than 10 percent of its registered shares are in compliance with Section 16(a) of the Exchange Act.

Compensation of Directors and Officers

The following table sets forth information concerning the cash compensation paid and accrued by the Company for services rendered during the fiscal years ending September 30, 1999, 1998 and 1997 to the CEO and other executive officers of the Company who had aggregate compensation exceeding $100,000. Ms. Anderson was President and CEO through December 31, 1996 when Mr. Carreker became President and CEO on January 1, 1997. On November 3, 1997 the position of President was assumed by Mr. Antenucci while Mr. Carreker remained CEO and became Chairman of the Board of Directors. Eight days of compensation was paid to Mr. Antenucci as an employee of the Company during fiscal year 1997 subsequent to the acquisition of PlanGraphics, Inc. although the table, below, reflects his entire compensation during that year. Mr. Carreker's service as Chairman and CEO ceased on July 1, 1999 and the Company entered into a settlement agreement with him on November 19, 1999 (See Disputes with Former Executives, below).

                           SUMMARY COMPENSATION TABLE

                                                        Long Term Compensation
                  Annual Compensation                   Awards
----------------------------------------------------    ------------------------
  Name and                                 Other          Stock       All Other
  Principal                              Annual Comp-    Options       Compen-
  Position        Year     Salary ($)     ensation         (#)        sation ($)
 ----------       ----     ----------    ----------      -------     ----------

FORMER OFFICERS

Jeanne M.         1999     $   --           --              --         $   --
Anderson          1998         --           --              --             --
Former Pres-      1997       48,317       58,000(1)      111,000           --
Ident & CEO


Stephen           1999     $ 124,808        --              --         $   --
Carreker          1998       175,000        --           327,655(2)        --
Former Chair-     1997       106,958        --           660,622           --
man & CEO

CURRENT OFFICER

John C.           1999     $ 159,374        --              --             --
Antenucci         1998       175,000        --           260,853(2)        --
President &       1997       114,500      20,407(3)      531,851           --
Acting CEO

     1. Amount of $58,000 Other Annual Compensation represents severance payment in connection with Ms. Anderson's resignation as President and CEO.
     2. Quantity of Stock Options granted during fiscal year 1998 for Carreker and Antenucci represents the quantity of antidilution stock options accrued during the year pursuant to Employment Agreements (the Board of Directors and the employees have since agreed to annul this provision for periods subsequent to June 30, 1998) at prices ranging from $1.125 to $2.125 per share. These antidilution options are prorated between immediately vesting options and performance based options.
     3. Amount of Other Annual Compensation represents payment of certain deferred compensation accrued in prior fiscal years for Mr. Antenucci.

A total of 30,000 stock options were issued to officers of the Company under the 1991 Stock Option Plan during fiscal year 1997. None were granted in fiscal years 1998 or in 1999. In addition, the Company granted incentive stock options in connection with officers' employment agreements amounting to 1,490,000 options and 61,000 to a director during FY 1997. It also granted 360,000 stock options to a new officer pursuant to his employment agreement in FY 1998. As a result of antidilution provisions in employment agreements, 380,657 additional options accrued to officers of the Company during FY 1997 and 877,543 during FY 1998, which were prorated between immediately vested options and performance based options according to their employment agreements. No such antidilution options accrued during FY 1999.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

There were no grants to the named officers during fiscal year 1999. The Company did not make new grants of stock options to the named officers of the Company during fiscal year 1998. Fiscal year 1997 grants to Messrs. Carreker (former
CEO) and Antenucci in connection with their employment agreements consisted of fully vested options of 200,000 and 300,000 shares, respectively, which are immediately exercisable, and performance options of 180,000 and 225,000, respectively, for which attainment of certain management goals vests 35%, 35%, and 30% for each of the ensuing three fiscal years at which time they become exercisable. During fiscal year 1997 they accrued antidilution options of 280,622 and 6,851 and during fiscal year 1998 327,655 and 260,853, respectively. Mr. Carreker's 486,279 unvested antidilution and performance options reported previously have been relinquished.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                                  Value of
                                                  Number of       Unexercised
                                                  Unexercised     In-The-Money
                                                  Stock Options   Stock Options
                                                  at FY-End (#)   at FY-End ($)

                  Shares acquired   Value         Exercisable/    Exercisable/
Name              on Exercise (#)   Realized ($)  Unexercisable   Unexercisable
---------         ---------------   ------------  -------------   -------------
FORMER OFFICERS

Jeanne M.
Anderson
Former Presi-         --                --         75,000/-0-(1)      $   -/-
dent & CEO



Stephen
Carreker
Chairman & CEO        --                --        526,998/-0-(2)      $   -/-


CURRENT OFFICER

John C.
Antenucci, Vice
Chairman & President  --                --        452,966/340,038(3)  $   -/-

          1. Options for 75,000 shares were granted on April 19, 1995 under the 1991 Plan at $.71875. The grant was at fair market value; no options were exercised prior to their expiration during FY 2000.

          2. Mr. Carreker was granted options for 30,000 shares of common stock under the Company's 1991 Stock Option plan on January 2, 1997 at a price of $1.125 of which 5,000 have been exercised. In connection with his employment agreement he received fully vested stock options for 200,000 shares of the Company's common stock awarded effective January 7, 1997. In addition, at fiscal year end Mr. Carreker was entitled to 301,988 antidilution options related to vested options.

          3. Mr. Antenucci received fully vested stock options for 300,000 of common stock at a price of $1.75 in connection with his employment agreement on September 22, 1997. In addition, Mr. Antenucci is entitled to 268,004 antidilution options related to his employment agreement that are prorated between immediately vested and performance options.

The Company does not have a long term incentive plan or a defined benefit or actuarial form of pension plan.

Employment Agreements.

Mr. Antenucci and the Company's former chief financial officer, Robert S. Vail (see "Disputes with former executives" below), entered into three-year employment agreements effective September 22, 1997, and March 18, 1998, respectively, at salaries of $175,000 (Antenucci) and $120,000 (Vail) per year with provisions for bonuses of up to 21% of base salary if certain goals are achieved. The executives received fully vested stock options for 300,000 shares of the Company's common stock for Mr. Antenucci, and 200,000 for Mr. Vail with performance options for 225,000, and 160,000 shares respectively, which vest upon attainment of certain performance goals. In addition, Mr. Antenucci received a one-time advance payment of $50,000 of his FY 1998 salary for entering into the agreement. The employment agreements renew automatically for a term of three years if the Company does not terminate the agreements by June 30, 2000 (Antenucci) or December 31, 2000 (Vail), unless earlier terminated under the terms of the Agreement. Messrs. Antenucci and Vail are entitled to continued base compensation for three years following date of termination if not for death, disability, cause, voluntary resignation other than constructive termination or the expiration of the agreement's term; if termination is for one of these reasons then all benefits including salary are continued for 18 months for Mr. Antenucci and no benefits for Vail. Mr. Antenucci is entitled to a three-year consulting period at one half of average annual salary for the immediately preceding 36-month period should he exercise his option to terminate his employment voluntarily after June 30, 2000.


On June 26, 1998, the Compensation Committee of the Board of Directors reduced the annual compensation of Mr. Antenucci by 10 percent to a revised annual amount of $157,500. In addition, the Committee also reduced by 10 percent the annual compensation of Mr. Vail and another Company employee, both whose employment agreements had provided for annual compensation in excess of $100,000. These reductions became effective October 1, 1998. In July 1999 the Company notified Mr. Vail that it elected not to continue his existing employment agreement beyond December 31, 1999. In August 1999 Mr. Vail notified the Company he viewed certain actions as constructive termination; based on that assertion, he demanded arbitration of his claim as provided for in his employment agreement. Mr. Vail sought severance compensation equal to three year's compensation as allegedly provided for in his employment agreement. The Company asserted that Mr. Vail resigned and was not constructively discharged; therefore he is not entitled to severance compensation. The case was arbitrated in February 2000. A final decision of the arbitrator on April 20, 2000 awarded Mr. Vail, a total of $330,000 in separation payments, fees and expenses. The Company asserts that Mr. Vail was not constructively terminated but rather voluntarily resigned when he notified the Company that he would no longer report to his place of duty. Accordingly, on July 18, 2000 the Company filed an appeal of the arbitration award in State Circuit Court for Duval County, Florida. (See also "Disputes with former executives," below).

Agreement with Mr. Murray. Effective July 6, 1999 the Company entered into an Agreement for Services with Mr. Murray wherein he is retained as the Chairman of the Board of Directors. The term of the Agreement begins July 1, 1999 and ends the earlier of June 30, 2001 or the date upon which he is not elected as a Director or is removed as a Director. Annual base compensation for Mr. Murray is set at $50,000, payable in equal monthly installments of the Company's common stock priced at the average price for the five business days preceding the date of the Agreement, or $0.2906, and options to purchase 175,000 shares per annum of the Company's common stock at $0.31 per share vesting in quarterly installments and exercisable for three years from the date of the Agreement. In addition, Mr. Murray received incentive options to acquire 688,235 shares of the Company's common stock fully vested and immediately exercisable at an exercise price of $0.2906 per share. The Company has agreed to file a registration statement with the Securities and Exchange Commission as soon as practicable to register the public sale of the common stock underlying the options granted under the Agreement. The rights and duties under the Agreement are not assignable, except that Mr. Murray may assign options issuable to an entity of which he owns more than 50% of the voting power and such entity which has received the options may assign them to Mr. Murray.

Disputes with Former Executives

The Company is the respondent in an arbitration claim by its former chief financial officer, Mr. Robert S. Vail, who claimed that he was constructively discharged and sought severance compensation equal to three year's compensation. The Company asserts that Mr. Vail resigned and was not constructively discharged; therefore he is not entitled to any severance compensation. The case was arbitrated in February 2000 and the arbitrator subsequently awarded Mr. Vail a total of $330,000 in separation payments, fees and expenses. The Company believes the arbitrator erred in arriving at an award and, accordingly, filed an appeal of the award in State Circuit Court for Duval County, Florida. A court date has not yet been set.

The Company reported on Form 8-K, dated July 1, 1999 the termination of Mr. Stephen Carreker as Chairman and Chief Executive Officer. The Company and Mr. Carreker reached a mutually acceptable agreement concerning the terms of his departure from the Company. The Company also withdrew its civil action against Mr. Carreker.


Director Compensation

Directors who are employees of the Company do not receive any additional compensation above their full time employment compensation. Nonemployee directors receive reimbursement of expenses incurred in carrying out their duties. During the prior fiscal year the Company instituted a standardized compensation program for nonemployee directors whereby the nonemployee director receives stock options on the date of election to the Board of Directors to purchase 10,000 shares of the Company's common stock at the market price on that date. Such options vest quarterly provided that the grantee has attended 75 percent or more of the scheduled board meetings. In addition each director is entitled to reimbursement of expenses incurred on behalf of the Company and nonemployee directors receive $1,000 for each scheduled Board meeting attended in person and $250 for each scheduled board meeting attended via conference call. Meetings of committees of the Board of Directors are compensated at $250 per meeting attended in person or via conference call. One nonemployee director, Ms. Anderson, is compensated at a rate of $850 per month pursuant to previous practice. During fiscal year 1999 Ms. Anderson received $10,421 in fees and expenses for her services as a director. During the current fiscal year the Company paid Mr. O'Mara $7,008 and Mr. Murray $4,882 in fees and expenses for duties as outside directors. Mr. O'Mara was awarded options to purchase 10,000 shares each of the Company's common stock at a price of $.3125 per share, the closing price on September 2, 1999, the date of grant.


                                2. OTHER BUSINESS


As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. If any other matters properly come before the meeting, it is the intention of the Board of Directors to vote pursuant to the Proxies in accordance with their judgment in such matters.


                                  OTHER MATTERS


The firm of BDO Seidman, LLP, Certified Public Accountants, audited the financial statements of the Company for the period ended September 30, 1999, and has been selected to serve in such capacity for the current fiscal year. They will also provide such other services as may be necessary. A representative of BDO Seidman LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Proposals by Shareholders of the Company to be presented at the Annual Meeting of Shareholders to be held for its fiscal year ended 2000, must be received by the Board of Directors of the Company at the Company's administrative office, 1597 Cole Boulevard, Suite 300B, Golden, Co 80401, no later than January 31, 2001 to be considered for inclusion in the Company's proxy statement and proxy for that meeting.


                                       BY ORDER OF THE BOARD OF DIRECTORS




                                       By: /s/ Frederick G. Beisser
                                       --------------------------------------
                                       Frederick G. Beisser, Secretary
Golden, Colorado
October 13, 2000